Exhibit 23.1

Deloitte®	Deloitte & Touche LLP 555 E. Wells Street, Suite 1400 Milwaukee, WI 53202-3824 USA Tel: +1 414 271-3000 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Marshall & Ilsley Corporation on Form S-8 of our report dated January 14, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Corporation’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, on January 1, 2002), appearing in the Annual Report on Form 10-K of Marshall & Ilsley Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
December 20, 2004